China Energy Savings Technology, Inc. Announces Move to
                        the Nasdaq National Market System

HONG KONG, April 20 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc. (OTC:CESV) (BULLETIN BOARD: CESV) , a leading energy savings company, today announced that its common stock will begin trading on the Nasdaq National Market System (NMS) on Thursday, April 21, 2005 when market opens. Shares of the Company's common stock will continue trading under the ticker symbol "CESV". The listing application was approved by Nasdaq on April 13, 2005.

Mr Sun Li, Chairman and CEO of China Energy Savings Technology commented, "The move to the NMS marks another significant milestone in the company's growth and development and represents another step in our ongoing commitment to delivering value to our shareholders. The NMS listing will provide greater visibility and access to a wider investor base. We are honored to join the family of NMS-listed companies and look forward to continued growth and development on the NMS."

"The shortage of energy supply will be getting worse in the years to come," Sun Li continued. "Because of this we are even more devoted to the contribution of energy conservation, which is in the best interest of our shareholders. When Starway Management Limited, the energy savings subsidiary of China Energy Savings Technology, generated $8.9 million in annual income in 2003 after consolidating its financials with its mother company, the earning per share was only $0.36. In 2004 the annual income reached $30.7 million after consolidating its financials with its mother company (before deducting the value of the shares issued under the company's 2004 equity plan), and the earning per share rose to $1.25. These figures reflected the potentials of energy saving market in China."

On March 23, 2005, the Research Works, Inc. an independent equity research company, initiated coverage of China Energy Savings Technology on the factors of our profit potential and NMS listing. The entire report can be viewed online at the following URL: http://www.stocksontheweb.com/cesv.pdf

About China Energy Savings Technology:

The company is a holding company that owns 100% of Starway Management Limited whose subsidiaries are engaged in the manufacturing and sales of advanced technology energy-saving products in the People's Republic of China (PRC). According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

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Safe Harbor Statement:

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

   Contact Information:

   John Roskelley
   President
   First Global Media
   480-902-3110

   Website: http://www.cesv-inc.com/
   Email: contactus@cesv-inc.com
China Energy Savings Technology, Inc.

Web site: http://www.cesv-inc.com/